Exhibit 99.2
SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 2, 2007, by and among Ohio Plastics, LLC., a Delaware limited liability company (“Purchaser”), and Glencore Finance AG, a corporation formed under the laws of Switzerland (the “Seller”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.
     WHEREAS, Seller owns 287,500 shares of the 6.0% Series B Convertible Preferred Stock (the “Preferred Stock”) of Milacron, Inc., a Delaware corporation (the “Company”); and
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller all of the shares of the Preferred Stock (and all accrued but unpaid or undelivered dividends thereon) held by Seller (the “Sale Transaction”).
     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Sale of Preferred Stock.
     (a) Sale of Securities. At the Closing (as defined below) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and deliver to Purchaser, 287,500 shares of Preferred Stock, representing all of the shares of Preferred Stock owned beneficially and of record by Seller as of the date hereof and as of the Closing (the “Securities”), and Purchaser shall purchase from Seller, all of the right, title, and interest in and to the Securities at a purchase price of $62.39 cash per share (for an aggregate amount of $17,937,500) by wire transfer of immediately available funds to an account designated in writing by Seller (the “Purchase Price”).
     (b) Conditions Precedent to Purchaser’s Obligations. The following conditions to the obligations of the Purchaser to consummate the transactions contemplated hereby, including, without limitation, the delivery of the Purchase Price to the Seller, shall be satisfied or waived on or prior to the Closing:
     (i) The Board of Directors of the Company (the “Board”) shall have duly and irrevocably approved by written resolution (with a copy provided to Purchaser prior to Closing):
     (A) (1) written resignations, effective immediately upon Closing, of no less than four (4) members of the Company’s Board of Directors, with each such resignation delivered to the Company in the manner required by Section 14 of Article III of the Bylaws of the Company (or any successor provision) and applicable law and (2) the filling of the vacancies caused by the resignations contemplated by clause (b)(i)(A)(1) above in the manner required by Section 16 of Article III of the Bylaws of the Company (or any successor provision) and applicable law with the directors identified by the Purchaser at the time of the Closing (the “Purchaser Directors”), in each case, in a manner such that at and after the Closing, the Purchaser Directors shall constitute a majority of the directors nominated and elected by the Series B Holders and the directors elected by the Series B Holders shall constitute a majority of the Board, and
     (B) all other actions required to effectuate the actions and transactions contemplated in Section 1(b)(i)(A) above; and

     (ii) at the Closing, Purchaser shall have received a certificate executed by an authorized officer of Seller certifying that, as of the Closing Date, each of the representations set forth in Section 3 are true and correct as of the date hereof and all covenants hereunder required to be performed by Seller at or prior to the Closing Date have been so performed.
     (c) Condition Precedent to Seller’s Obligations. As a condition to the obligations of Seller to consummate this transaction, at the Closing, Purchaser shall deliver to Seller a certificate executed by an authorized officer of Purchaser certifying that, as of the Closing Date, each of the representations set forth in Section 4 are true and correct as of the date hereof and all covenants hereunder required to be performed by Purchaser at or prior to the Closing Date have been so performed.
2. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP in Chicago, Illinois at 10:00 a.m. (local time) on the second business day after satisfaction (or waiver) of the conditions set forth in Section 1 (other than any such conditions that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), but in any event upon such satisfaction (or waiver) no later than the End Date (as defined below), or at such other place or on such other date as may be mutually agreeable to Seller and Purchaser. The date of the Closing shall be referred to as the “Closing Date”.
3. Representations, Warranties and Acknowledgments of Seller.
     (a) Seller hereby represents and warrants to Purchaser that:
          (i) Authorization; Ownership. The execution, delivery, and performance of this Agreement and such other documents or certificates contemplated hereby to which Seller is a party have been duly authorized by Seller. All of the Securities are owned of record and beneficially by Seller, and, immediately prior to the Closing, Seller will have good and valid title to the Securities, free and clear of all security interests, adverse claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, and other similar arrangements or restrictions whatsoever (each an “Encumbrance” and, collectively, the “Encumbrances”), other than pursuant to the Registration Rights Agreement, and applicable securities laws and, to the actual knowledge of Seller as of the date hereof, were duly authorized and duly and validly issued, fully paid and nonassessable at the time of issuance to Seller.
          (ii) Binding Obligation. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
          (iii) No Breach. The execution and delivery by Seller of this Agreement and such other documents or certificates contemplated hereby, the offering and sale of the Securities hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller, do not and shall not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any Encumbrance upon the Securities pursuant to, (D) give any third party the right to modify, terminate, or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to Seller’s Certificate of Incorporation or bylaws (or similar organizational documents), or any material law, statute, rule, or regulation (including, without limitation, the Securities Act and the rules and regulations of the Securities and Exchange Commission) to which Seller is subject (other than with respect to filings required by the Securities and Exchange Commission in connection with this transaction), or any material agreement, instrument, order, judgment, or decree to which Seller is subject or by which any of their assets are bound.

          (iv) Capitalization. As of the Closing, (i) to the actual knowledge of Seller, the Preferred Stock represents a majority of the Preferred Stock outstanding (on a fully-diluted basis) and a majority of the voting power of the outstanding Preferred Stock (on a fully-diluted basis) and (ii) the holder of the Securities purchased hereunder owns the requisite number of shares of Preferred Stock to control the rights and privileges under the Certificate of Designation for the Preferred Stock when all holders of the Preferred Stock act as a class, including, without limitation, the ability to elect a majority of the members of the board of directors of the Company. On and after the Closing, Purchaser (as holder of the Securities) is and shall be entitled to receive any and all accrued and unpaid or otherwise undelivered dividends on the Securities.
          (v) Fees. In no case will Purchaser be obligated on or after the Closing for any costs, commissions, expenses or fees incurred for the benefit of Seller by, or otherwise payable to, any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller in connection with the transactions contemplated by this Agreement.
          (vi) Company Material Adverse Effect. Since December 31, 2006, to the actual knowledge of Seller, no circumstance, event, occurrence, change or effect has occurred or exists that has had or is reasonably likely to result in a Material Adverse Effect.
     (b) Seller Acknowledgments. Seller acknowledges that both Seller and Purchaser have material, non-public information that does not appear in public filings, and waives its right to assert any claims against the other party on account of such material non-public information other than pursuant to the indemnification provisions of Section 9. Seller acknowledges that, upon the Closing, to the best of Seller’s knowledge, Purchaser shall succeed to all of the rights and obligations of Seller as a “holder” under that certain Registration Rights Agreement, dated March 12, 2004, by and among the Company, Seller and certain other parties named therein pursuant to Section 15 thereof, and no separate express assignment or consent from the Company is required to make the assignment of such rights and obligations thereunder effective.
4. Representations and Warranties of Purchaser.
     (a) Purchaser hereby represents and warrants to Seller that:
     (i) Purchaser (A) is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission) or (B) by reason of Purchaser’s business and financial experience, and the business and financial experience of those retained by Purchaser to advise Purchaser with respect to Purchaser’s investment in the Securities being purchased hereunder, Purchaser, together with such advisors, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the purchase of the Securities and making an informed investment decision with respect thereto;
     (ii) Purchaser is able to bear the economic and financial risk of the purchase of the Securities for an indefinite period of time, and is aware that it may lose the entire amount of its investment;
     (iii) the Purchaser is acquiring the Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such Securities for investment purposes and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws;
     (iv) the execution, delivery, and performance of this Agreement and such other documents or certificates contemplated hereby have been duly authorized by Purchaser and do not require Purchaser to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to Purchaser or other governing documents or any agreement or instrument to which Purchaser is a party or by which Purchaser is bound;

     (v) this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies; and
     (vi) in no case will the Seller be obligated on or after the Closing for any costs, commissions, expenses or fees incurred for the benefit of Purchaser by, or otherwise payable to, any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser in connection with the transactions contemplated by this Agreement.
     (b) Purchaser acknowledges that both Seller and Purchaser have material, non-public information that does not appear in public filings, and waives its right to assert any claims against the other party on account of such material non-public information other than pursuant to the indemnification provisions of Section 9.
5. Covenants.
     Section 5.01. Commercially Reasonable Efforts.
     (a) Except as otherwise provided in this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties agrees, provided that no material amount of monies, which in no event shall exceed $100,000, are required to be expended by either of the parties, to (i) take any act, make any undertaking or receive any clearance or approval required by any governmental entity or applicable law and (iii) not to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.
     (b) Each of the parties will, and will cause its respective affiliates to, (i) respond as promptly as practicable to any inquiries or requests received from any governmental entity for additional information or documentation, and (ii) not enter into any agreement with any governmental entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party (which shall not be unreasonably withheld or delayed).
     (c) Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any governmental entity and, subject to applicable law and except with respect to filings required by the Securities and Exchange Commission, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate at any such meeting; and (iii) unless otherwise required by law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any governmental entities or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     Section 5.02. Certain Filings. The parties shall cooperate with one another and use their commercially reasonable efforts, unless otherwise required by law and except with respect to filings required by the Securities and Exchange Commission, (i) in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking in a timely manner to obtain any such actions, consents, approvals or waivers.
     Section 5.03. Public Announcements. The parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except with respect to filings required by the Securities and Exchange Commission or as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
     Section 5.04. Notices of Certain Events. The parties shall use commercially reasonable efforts to promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement; and
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, Seller or any of their respective affiliates that relate to the consummation of the transactions contemplated by this Agreement.
     Section 5.05. Further Assurances. Seller acknowledges and agrees that Purchaser’s delivery of the Purchase Price at Closing to the Seller is in reliance on and induced by the Seller’s agreement to use best efforts to cause the Company to make all filings, promptly after the date of the Annual Meeting, required under applicable securities laws to effectuate the transactions as contemplated herein, including, without limitation, the filing of any proxy materials in accordance with Regulation 14A under the Exchange Act.
6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, and all rules and regulations promulgated thereunder.
     “Material Adverse Effect” means any material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby; provided that “material adverse effect” shall not include any matters or actions described in (a) any documents or other written materials furnished to Purchaser by the Company or Seller at any time prior to the Closing Date, (b) any filings made by the Company with the Securities and Exchange Commission (other than with respect to the general matters referred to in the “Risk Factors” provisions of such filings) at any time prior to the closing Date, or (c) any other matter relating to the Company disclosed either verbally by the Seller or in writing to Purchaser by the Company or Seller at any time prior to the Closing Date.
     “Person” means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder.
     “Securities and Exchange Commission” means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.
     “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
7. Termination.
     Section 7.01. Termination. This Agreement may be terminated and the Sale Transaction may be abandoned at any time prior to the Closing:
     (a) by mutual written agreement of Seller and Purchaser;
     (b) by either of Seller or Purchaser, if:
     (i) the Sale Transaction has not been consummated on or before the date which is 200 days after the date of the Annual Meeting (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Sale Transaction to be consummated by such time; or
     (ii) there shall be any law or regulation in effect that makes consummation of the Sale Transaction illegal or otherwise prohibited, or any judgment, injunction, order, writ or decree of any governmental entity enjoining Seller or Purchaser from consummating the Sale Transaction is entered and such judgment, injunction, decree or order shall have become final and nonappealable (provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party whose material failure to fulfill any obligation under this Agreement, has been the principal cause of or resulted in such judgment, injunction, decree or order).
     (c) by Purchaser, if Seller shall have breached any representation or warranty contained in this Agreement, or failed to perform any obligation, agreement or covenant on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 1(b) not to be satisfied, and (ii) shall not have been cured (if curable) by Seller within 20 business days after written notice from Purchaser (or such longer period during which Seller exercises reasonable best efforts to cure);

     (d) by Seller, if Purchaser shall have breached any representation or warranty contained in this Agreement or failed to perform any obligation, agreement, or covenant on the part of Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 1(c) of this Agreement not to be satisfied, and (ii) shall not have been cured (if curable) by Purchaser within 20 business days after written notice from Seller (or such longer period during which Purchaser exercises reasonable best efforts to cure).
     The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other party.
     Section 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant, representative or affiliate of such party) to the other party hereto, provided that, if such termination shall result from the failure of either party to (i) fulfill a condition to the performance of the obligations of the other party or (ii) perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 7.01 and this Section 7.02, shall survive any termination hereof pursuant to Section 7.01.
8. Securities Law Restrictions on Transfer of the Securities. The Securities are restricted securities transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in the Registration Rights Agreement, any other legally available means of transfer.
9. Indemnification.
     Section 9.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:
     (a) the representations and warranties in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iii) and Section 3(a)(iv) shall survive Closing indefinitely; and
     (b) all other representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the date which is 90 days after the Closing;
provided that any representation or warranty in respect of which indemnity may be sought in good faith under Section 9.02 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.01 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party (in reasonable detail) against whom such indemnity may be sought prior to such time (regardless of when the losses in respect thereof may actually be incurred). The representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 9.01 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, stockholders, employees or agents (other than as otherwise provided with respect to Section 3(a)(vi)) or the acceptance by any party of any certificate or opinion hereunder. The parties acknowledge that, subject to Section 9.01(a)(ii), indemnification hereunder with respect to the breach of any covenant or agreement contained herein, including any breach of any covenant or agreement contained in Section 1, Section 5, Section 7 or this Section 9, shall not be subject to any time or other limitations (other than those imposed under any applicable statute of limitations).

     Section 9.02 Indemnification.
     (a) Seller shall indemnify Purchaser and its affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Purchaser Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Parties as and when incurred for any loss, liability, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Seller of any representation or warranty made by the Seller in this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Seller under this Agreement (other than with respect to the last sentence of Section 3(b)); provided that Seller’s aggregate liability under clause (a) above (other than with respect to the representations and warranties contained in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iii) and Section 3(a)(iv)), shall in no event exceed an aggregate amount equal to 10% of the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 9.02(a)) shall limit or restrict any of the Purchaser Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation).
     (b) Purchaser agrees to and shall indemnify Seller and its affiliates (other than the Company), stockholders, officers, directors, employees, agents, partners, representatives, and their successors and assigns (“Seller Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties as and when incurred for any Losses which Seller Parties may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach by Purchaser of any representation or warranty made by the Purchaser in this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser under this Agreement; provided that Purchaser’s aggregate liability under clause (b)(i) above (other than with respect to the representations and warranties contained in Section 4(a)(iv), Section 4(a)(v) or Section 4(a)(vi)) shall not exceed an aggregate amount equal to 10% of the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 9.02(b)) shall limit or restrict any of the Seller Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation).
     (c) Except as otherwise provided herein, any indemnification of the Purchaser Parties or Seller pursuant to this Section 9.02 shall be effected by wire transfer of immediately available funds from Seller or Purchaser, as the case may be, to an account(s) designated by the applicable Purchaser Party or Seller, as the case may be, within ten days after the final determination of a court of competent jurisdiction of the amount of indemnification due hereunder.
     (d) Seller hereby agrees that it shall not make any claim for indemnification against Purchaser, the Company or any of their respective affiliates by reason of the fact that Seller is or was a shareholder, director, officer or agent of the Company or any of its affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, trustee, director, officer or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Purchaser Parties against Seller pursuant to this Agreement or applicable law or otherwise, and Seller hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or any of its affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, Seller hereby irrevocably assigns to Purchaser its rights to any and all claims against the Company arising or relating to events occurring on or prior to the Closing Date of any kind or nature whatsoever, whether in its or its representatives’ capacity as a shareholder, officer or director of the Company or any of its affiliates or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other documents executed and delivered in connection herewith) or otherwise at law or equity, and Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its affiliates.
10. General Provisions.
     (a) Expenses. Purchaser and Seller will each bear their respective costs and expenses (including attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.
     (b) Notices. Any notice, request, instruction, or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy, or other wire transmission (with answer back confirmation of such transmission), (iii) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (iv) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:
     If to Purchaser, to it at:
Ohio Plastics, LLC
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive, 26th Floor
Miami, FL 33131
Attention:    John Bolduc
Tiffany Kosch
Facsimile: (305) 379-3655
with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
77 West Wacker Drive
Suite 2400
Chicago, Illinois 60601
Attention:    E. Paul Quinn
Jeffrey L. Terry
Facsimile: (312) 456-8435
If to the Seller, to it at:
Glencore Finance AG
Baarermattstrasse 3
CH-6341 Baar
Switzerland
Attention: Steven N. Isaacs
Facsimile: 011 41 41 709 2848

with a copy to (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Matthew M. Weber
Facsimile: (212) 504-6666
     (c) Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
     (f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by any of the parties hereto and their respective successors and assigns (including subsequent holders of Securities).
     (g) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
     (h) Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     (i) Venue; Jurisdiction. The parties hereto hereby irrevocably submit to personal jurisdiction of the state or federal court sitting in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the fullest extent permitted by law, (i) Seller hereby agrees that service of a complaint or other process may be made addressed to The Corporation Trust Company at the address provided below, and designates The Corporation Trust Company at such address as its agent and attorney-in-fact for service of process in the State of Delaware, such designation being irrevocable and coupled with an interest and (ii) Purchaser hereby agrees that service of a complaint or other process may be made addressed to The Corporation Trust Company, and designates The Corporation Trust Company at such address as its agent and attorney-in-fact for service of process in the State of Delaware, such designation being irrevocable and coupled with an interest, and such service being agreed by the parties to be sufficient for the service of legal process on each of the respective parties in the State of Delaware:
The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
(302) 658-7581
     (j) Third-Party Beneficiary. The provisions hereof are solely for the benefit of the parties hereto and will not give rise to any rights in any other third party.
     (k) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its sole discretion may apply to any court of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Except for remedies that cannot be waived as a matter of law or as otherwise specified in the first sentence of this Section 10(k), if the Closing occurs, indemnification pursuant to Section 9 will be the exclusive remedy for any breach of this Agreement (including any representation, warranty, covenant and agreement contained in this Agreement), other than in respect of claims based on fraud or intentional misrepresentation.
     (l) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties hereto.
     (m) Waiver of Jury Trial. Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit, or proceeding arising out of, connected with, or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance, or enforcement of this Agreement.
     (n) Delivery by Facsimile; E-mail. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or e-mail, shall be treated in all manner and respects as an original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
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     IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first written above.

Ohio Plastics, LLC
By:	Ohio Plastics Financing Inc.
Its:	Manager
By:	/s/ John Bolduc
	Name:	John Bolduc
	Its:	Director and President

[Signature Page to Securities Purchase Agreement]

Glencore Finance AG
By:	/s/ Steven Isaacs /s/ Barbara Wolfensberger
	Name:	Steven Isaacs Barbara Wolfensberger
	Its:	Director Director

[Signature Page to Securities Purchase Agreement]